Exhibit 3.4
CERTIFICATE OF DESIGNATION
of
SPECIAL SERIES A SHARES
of
CENTERLINE HOLDING COMPANY
CENTERLINE HOLDING COMPANY (the “Company”), a Delaware statutory trust created and existing under the Delaware Statutory Trust Act, and acting pursuant to the authority expressly vested in the board of trustees of the Company (the “Board”) by that certain Second Amended and Restated Trust Agreement, dated as of November 17, 2003, as amended by Amendment No. 1 thereto, dated as of September 20, 2005, as further amended by Amendment No. 2 thereto, dated as of November 30, 2005, as further amended by Amendment No. 3 thereto, dated as of June 13, 2006, and as further amended by Amendment No. 4 thereto, dated as of April 2, 2007 (the “Trust Agreement”), DOES HEREBY CERTIFY:
RECITALS
WHEREAS, the Board duly approved and adopted resolutions on March 5, 2010,
(i) creating a series of shares of beneficial interest in the Company designated as “Special Series A Shares” with (a) the designations, powers, preferences, (b) the relative, participating, optional or other special rights and (c) the qualifications, limitations or restrictions, each as set forth in this Certificate of Designation (this “Certificate of Designation”) (in addition to those set forth in the Trust Agreement);
(ii) approving the 11.0% COD Amendment (as defined below) and the amendment and restatement pursuant thereto of the Amended and Restated Certificate of Designation (the “11.0% COD”) of the 11.0% Cumulative Convertible Preferred Shares, Series A-1 of the Company (the “11.0% Preferred Shares”) in the form of this Certificate of Designation to effect the terms hereof;
(iii) approving the 4.40% COD Amendment (as defined below) and the amendment and restatement pursuant thereto of the Certificate of Designation (the “4.40% COD”) of the 4.40% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1 of the Company (the “4.40% Preferred Shares”) in the form of this Certificate of Designation to effect the terms hereof; and
(iv) directing that this Certificate of Designation be attached as an appendix to the Trust Agreement;
WHEREAS, the effective date of this Certificate of Designation is March 5, 2010 (the “Effective Date”).

WHEREAS, in accordance with Section 5.c. of the 11.0% COD, the holders of a majority of the outstanding 11.0% Preferred Shares consented to the amendment and restatement of the 11.0% COD in the form of this Certificate of Designation pursuant to the Amendment to the 11.0% COD, effective as of the Effective Date (the “11.0% COD Amendment”);
WHEREAS, in accordance with Section 6.c. of the 4.40% COD, holders of at least two-thirds of the outstanding 4.40% Preferred Shares consented to the amendment and restatement of the 4.40% COD in the form of this Certificate of Designation pursuant to the Amendment to the 4.40% COD, effective as of the Effective Date (the “4.40% COD Amendment”), duly approved by the holders of the 4.40% Preferred Shares and elected to be adopted by the Company in accordance with the terms of the Exchange and Consent Agreements (as defined therein);
NOW, THEREFORE, (i) the terms of the Special Series A Shares of the Company are as set forth below, and (ii) the 11.0% COD and the 4.40% COD are each hereby amended and restated in their entirety effective as of the Effective Date as follows:
SPECIAL SERIES A SHARES
1.	CAPITALIZED TERMS. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Trust Agreement.

2.
DESIGNATION AND AMOUNT. The designation of this series of Shares shall be “Special Series A Shares” (the “Special Shares”), and, subject to the Trust Agreement, the number of Shares constituting such series shall be as determined from time to time by the Board.

3.	DISTRIBUTIONS AND EARNINGS.
a.
Distributions. The Company shall pay distributions on each Special Share which are the same as the distributions paid on each of the Company’s Common Shares multiplied by the Conversion Ratio. The distributions shall be declared and paid whenever distributions on the Common Shares are declared and paid. The record date for payment of distributions on the Special Shares shall be the same date as for the Common Shares.

b.
Non-Cash Distributions. In the event the Company (i) pays to all holders of Common Shares distributions payable in Common Shares or securities convertible into Common Shares, (ii) issues to all holders of Common Shares certain rights, options or warrants entitling them to subscribe for or purchase Common Shares at a price per share less than the fair market value per Common Share, or (iii) distributes to all holders of Common Shares evidences of indebtedness or assets of the Company, the holders of Special Shares shall receive for each Special Share (on an as-converted basis in accordance with Section 6(a) below) held the same payment, issuance or distribution payable with respect to each Common Share. For example, in the case of clause (i), if holders of Common Shares are entitled to receive two Common Shares, holders of Special Shares will receive two Common Shares multiplied by the Conversion Ratio for each Special Share they hold. In connection with the foregoing payments, issuance or distributions, the Board, in its sole discretion, shall take whatever actions it considers to be advisable in order that holders of

Common Shares and Special Shares (on an as-converted basis in accordance with Section 6(a) below) are treated the same for federal income tax purposes.

c.	Earnings. For federal income tax purposes, the Board shall allocate to each Special Share the same earnings as it allocates to each Common Share multiplied by the Conversion Ratio.
4.
LIQUIDATION, DISSOLUTION OR WINDING UP. The Special Shares shall rank on parity (pro rata based on the number of Special Shares (which shall be calculated on an as-converted basis in accordance with Section 6(a) below)) with the Common Shares and all other equity securities of the Company outstanding which rank in parity with the Common Shares with respect to rights upon liquidation, dissolution or winding up of the Company.

5.	VOTING RIGHTS.
a.
General. The holders of Special Shares shall vote together with the holders of Common Shares (and together with the holders of any other securities issued by the Company that are entitled to vote together with the Common Shares, if any, with respect to the matter to be voted upon) as a single class for all matters that holders of Common Shares are entitled to vote upon, with each Special Share entitled to such number of votes as are equal to the number of whole Common Shares into which such Special Shares would be convertible pursuant to Section 6(a) below regardless of whether the Special Shares are then so converted.

b.
Required Consent. The Company shall not, without the affirmative vote or consent of the holders of a majority of the outstanding Special Shares, amend, alter or repeal the terms of the Special Shares that would adversely affect the powers, preferences, privileges or rights of the Special Shares.

6.	CONVERSION.
a.
Automatic Conversion; Conversion Formula. Each Special Share shall automatically be converted into Common Shares (the “Conversion”) immediately upon adoption of the Trust Amendment (as defined below) by the Board and the requisite holders of Shares entitled to vote or consent with respect to such matter (the “Conversion Date”). Each Special Share shall be automatically converted on the Conversion Date into fifteen (15) Common Shares as adjusted from time to time pursuant to Section 6(c) hereof (the “Conversion Ratio”). As used in this Certificate of Designation, “Trust Amendment” means an amendment to the Trust Agreement pursuant to which the number of Shares authorized for issuance has been increased from 160,000,000 Shares to at least the minimum number of Common Shares necessary to effectuate the Conversion with respect to all outstanding Special Shares.

b.
Effect of Conversion. Immediately upon the Conversion, in accordance with this Certificate of Designation (i) the Common Shares issued by the Company to the holders of the Special Shares pursuant to the Conversion and this Certificate of Designation shall be deemed duly authorized, validly issued, fully paid and nonassessable undivided beneficial interests in the assets of the Company and (ii) the Special Shares shall be deemed automatically cancelled, shall cease to be issued and outstanding and shall not be re-issuable by the Company , and (iii) all of the Special Share Certificates (as defined below) that, immediately prior to the Conversion Date, collectively represented the Special Shares shall, from and after the Conversion Date, automatically and without the necessity of presenting the same for exchange, collectively represent Common Shares, provided, however, that a person or entity holding of record a Special Share Certificate or Special Share Certificates that represented the Special Shares shall receive, upon surrender of such Special Share Certificate or Special Share Certificates to Centerline, a new certificate evidencing and representing the Common Shares owned by such person or entity.

c.	Adjustment to Conversion Ratio.
i.
If, at any time or from time to time, prior to the Conversion of all Special Shares, (i) the number of issued and outstanding Common Shares is increased by a share split, share dividend, reclassification of shares, subdivision of shares or other similar event, (ii) the number of issued and outstanding Common Shares is decreased by a combination or reclassification of Common Shares or other similar event, (iii) the Company shall issue or distribute to all holders of its Common Shares (x) rights or warrants to acquire Common Shares (or securities convertible into or exchangeable for Common Shares) at a ratio less than the then-current Conversion Ratio (other than with respect to any rights or shares that may be issued in connection with the Company’s NOL Preservation Plan), (y) evidences of its indebtedness, securities or assets and property (excluding regular quarterly dividends), or (iv) any other similar event that has the effect of diluting the Special Shares’ initial conversion right pursuant to the initial Conversion Ratio, the Board, in its reasonable judgment, shall proportionately increase or decrease, as applicable, the Conversion Ratio to prevent dilution of the Special Shares’ conversion right; provided, however, that no such adjustment shall be made to the extent the holders of Special Shares receive distributions pursuant to Section 3(a)or 3(b) in respect of any of the foregoing events. Any such adjustment shall become effective retroactively immediately after the record date for the determination of shareholders affected by the events requiring the adjustment.

ii.
If, at any time or from time to time, prior to the Conversion of all Special Shares, the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, tender offer for all or substantially all of the Company’s Common Shares or sale of all or substantially all of the Company’s assets), as a result of which Common Shares shall be converted into the right to receive securities or other assets or property (including cash or any combination thereof), each Special Share shall thereafter be convertible into the kind and amount of shares and other securities and assets or property (including cash or any combination thereof) receivable upon the consummation of such transaction by a holder of that number of Common Shares or fraction thereof into which one

Special Share would be convertible immediately prior to such transaction if the Conversion occurred immediately prior to such transaction (provided that if the kind and amount of stock or beneficial interest, securities and other property so receivable is not the same for each non-electing share, the kind and amount so receivable by each non-electing share shall be deemed to be the kind and amount received per share by a plurality of non-election shares). The Company may not become a party to any such transaction unless the terms of the definitive documentation relating thereto shall contain provisions giving effect to the foregoing and are binding on all transaction parties.

d.	Exchange of Special Share Certificate(s) for Common Share Certificate(s).
i.
Following the Conversion, each holder of Special Shares shall complete and sign the share exchange form attached hereto as Exhibit A (“Exchange Form”) and return it, along with the certificate evidencing such holder’s Special Shares (each, a “Special Share Certificate”), to the Company by hand delivery or mail to the address to be provided by the Company. The holder acknowledges that the method of delivery of the Special Share Certificate is at its election and risk.

ii.
Upon receipt of the Exchange Form and a Special Share Certificate from a holder by the Company, the Company shall be obligated to, and shall as soon as reasonably practicable, issue and deliver to such holder a certificate evidencing the Common Shares issuable to such holder in accordance with Section 6(a) above (each, a “Common Share Certificate”) which Common Share Certificate shall contain any securities’ law legends as may be deemed required by the Company.

iii.
The Exchange Form must be signed by the registered holder of a Special Share Certificate and the signature must correspond with the name as written on the face of the certificate without alteration or enlargement or any change whatsoever. If any of the Special Shares are owned of record by two or more joint owners, all such owners must sign the Exchange Form.

iv.
If the Exchange Form, any certificates or separate written instruments of transfer or exchange are signed by attorneys-in-fact, trustees, executors, administrators, guardians, officers of corporations or others acting in a fiduciary or representative capacity, such persons shall so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of its authority so to act must be submitted.

v.
If any or all of a holder’s Special Share Certificates have been lost, stolen or destroyed, such holder may still receive its Common Share Certificate by completing the lost certificate affidavit attached hereto as Exhibit B (the “Lost Certificate Affidavit”) and returning it, along with the Exchange Form, to the Company by (i) hand delivery or mail to address to be provided by the Company or (ii) pdf attachment to an email addressed to the email address to be provided by the Company. It will be necessary for any such holder to complete as many separate copies of the Lost Certificate Affidavit as there are lost certificates.
e.
Fractional Shares. If the Conversion Ratio results in a holder of Special Shares being entitled to receive a fractional Common Share with respect to the aggregate Special Shares being converted pursuant to the Conversion, in lieu of the issuance of such fractional Common Share, the Company shall pay to the holder of such Special Shares cash in an amount equal to the closing price of a Common Share on the Conversion Date multiplied by the fraction representing the fractional share.

7.
TRANSFER RESTRICTIONS. The Special Shares will be subject to restrictions on transfer as set forth in the Trust Agreement (including this Certificate of Designation) and each Special Share Certificate must contain a legend substantially to the following effect:

THE SPECIAL SERIES A SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER SUCH SPECIAL SERIES A SHARES NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED, RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

TO THE FULLEST EXTENT PERMITTED BY LAW, ANY TRANSFER IN VIOLATION OF THE FOREGOING WILL BE OF NO FORCE AND EFFECT, WILL BE VOID AB INITIO, AND WILL NOT OPERATE TO TRANSFER ANY RIGHTS TO THE TRANSFEREE, NOTWITHSTANDING ANY INSTRUCTION TO THE CONTRARY TO THE COMPANY, THE TRANSFER AGENT OR ANY INTERMEDIARY.

8.	MISCELLANEOUS.
a.
Governing Law. This Certificate of Designation shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

b.	Section References. Unless otherwise stated herein, references to sections shall be deemed to be references to sections of this Certificate of Designation.

c.
Severability of Provisions. Each provision of this Certificate of Designation shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Certificate of Designation which are valid, enforceable and legal.

d.	Certificates.

i.
Each Special Share Certificate shall include a statement that requires the Company to furnish to any holder of Special Shares upon written request and without charge, a full statement of (i) any restrictions, limitations, preferences or redemption provisions concerning the Special Shares and (ii) the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations to distributions, and other qualifications and terms and conditions of redemption of such Special Shares and the authority of the Board to set the relative rights and preferences of subsequent series of Special Shares.

ii.
Notwithstanding any provision of the Trust Agreement or the Fifth Amended and Restated Bylaws of the Company (as amended, the “Company Bylaws”) to the contrary, a Special Share Certificate shall be validly issued upon the manual signature of (a) the Chief Execute Officer of the Company (the “CEO”) or (b) any one or more of the Managing Trustees. Such a Special Share Certificate need not be countersigned and registered by the Company’s transfer agent and/or registrar. The CEO or the Managing Trustees, acting individually or collectively, shall execute and deliver each Special Share Certificate substantially in the form attached hereto as Exhibit C, together with such modifications thereto as such CEO, Managing Trustee or Managing Trustees shall approve (notwithstanding any other provisions of the Trust Agreement or Company Bylaws but subject to the requirements set forth in this Certificate of Designation), such approval to be conclusively, but not exclusively, evidenced by the execution and delivery thereof by such CEO, Managing Trustee or Managing Trustees. To the extent that this Section 8(d) is inconsistent with the Company Bylaws, in accordance with Article XIV of the Company Bylaws, the Company Bylaws (including Article VII thereof) shall be deemed amended for the limited purposes set forth in this Section 8(d).

iii.
On the Effective Date, (1) all of the 11.0% Preferred Shares and the 4.40% Preferred Shares issued and outstanding immediately prior to the Effective Date, shall be governed by this Certificate of Designation; (2) each holder of the 11.0% Preferred Shares shall automatically be deemed to own a number of Special Shares equal to the product (rounded up to the closest whole number, if a fractional share results) of the total original issuance price for the 11.0% Preferred Shares held by such holder, divided by $354,164,807.96, multiplied by 14,590,237.40; and (3) each holder of the 4.40% Preferred Shares shall automatically be deemed to own a number of Special Shares equal to the product (rounded up to the closest whole number, if a fractional share results) of the total original issuance price for the 4.40% Preferred Shares held by such holder, divided by $354,164,807.96, multiplied by 14,590,237.40.

iv.
On the Effective Date, each certificate that, immediately prior to the Effective Date, represented 11.0% Preferred Shares or 4.40% Preferred Shares shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, be deemed surrendered and cancelled. As soon as practicable after the Effective Date, the Company shall deliver to each holder of 11.0% Preferred Shares and 4.40% Preferred Shares a Special Share Certificate evidencing the Special Shares owned by such holder.